SHAREHOLDER SERVICES PLAN
Class R Shares
(Reimbursement)
     WHEREAS, each registered investment company, as set forth on Schedule A, as it may be supplemented from time to time (each a “Fund” and collectively the “Funds”), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the “Act”); and
     WHEREAS, the Fund has separate series, each of which is a separate pool of assets with its own investment policies (each a “Portfolio” and collectively the “Portfolios”) and each Portfolio may be divided into multiple separate classes including Class R; and
     WHEREAS, the Fund desires to adopt a Shareholder Services Plan under Rule 12b-1 (“Plan”) with respect to the Class R shares of each Portfolio of the Fund listed on Schedule A, as may be amended from time to time, and the Fund’s Board of Trustees (“Board”), including those Board members who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”), have determined that there is a reasonable likelihood that adoption of the Plan will benefit each Portfolio of the Fund and its shareholders; and
     WHEREAS, the Fund and Invesco Aim Distributors, Inc. (the “Distributor”) have entered into a Distribution Agreement (the “Distribution Agreement”) pursuant to which the Fund employs the Distributor in such capacity during the continuous offering of the Class R shares of each Portfolio of the Fund.
     NOW, THEREFORE, the Fund hereby adopts, and the Distributor hereby agrees to the terms of, this Plan on the following terms and conditions with respect to Class R shares of each Portfolio of the Fund:
     1. The Fund may pay to the Distributor and other affiliated broker-dealers, unaffiliated broker-dealers, financial institutions and/or intermediaries, as compensation for the provision of services to shareholders, a service fee up to 0.25% on an annualized basis of the average daily net assets of the Class R shares of each Portfolio. Such fee shall be calculated and accrued daily and paid monthly or at such other intervals as the Fund and the Distributor shall mutually agree.
     2. The service fee may be paid for the provision of “personal service and/or the maintenance of shareholder accounts” as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules, including (i) expenditures for overhead and other expenses of the Distributor and other affiliated and unaffiliated broker-dealers, (ii) telephone and other communications expenses relating to the provision of shareholder services and (iii) compensation to and expenses of financial advisors and other employees of the Distributor and other affiliated and unaffiliated broker-dealers for the provision of shareholder services (collectively, the “Services”). If FINRA amends the definition of “service fee” or adopts a related definition intended to define the same concept, the services provided under the Plan shall be automatically amended, without further action of the parties, to conform to such definition.
     3. This Plan must be approved, together with any related agreements, by votes of a majority of both (a) the Board and (b) the Independent Board Members, cast in person at a meeting (or meetings) called for the purpose of voting on such approval.
     4. Unless sooner terminated pursuant to Section 6, this Plan shall continue in full force and effect until June 30, 2010, and for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.
     5. The Distributor shall provide to the Board and the Board shall review, at least quarterly, a written report of the amounts expended with respect to the Services. The Distributor shall submit to the Board only information regarding amounts expended for the Services in support of the service fee payable hereunder.
     6. This Plan may be terminated at any time by the vote of a majority of the Independent Board Members or by vote of a majority of the outstanding voting securities of the Class R shares of the Portfolio.
     7. This Plan may not be amended to increase materially the amount payable hereunder by a Portfolio for Class R shares, unless such amendment is approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of the Class R shares of the Portfolio. No material amendment to this Plan shall be made unless approved in the manner provided in paragraph 3 hereof.
     8. While this Plan is in effect, the selection and nomination of those Board members who are not “interested persons” (as defined in the Act) of the Fund shall be committed to the discretion of the Board members then in office who are not “interested persons” (as defined in the Act) of the Fund.
     9. The Distributor may direct that all or any part of the amounts receivable by it under this Plan be paid directly to its affiliates or other broker-dealers, financial institutions and/or intermediaries that provide shareholder services. All payments made hereunder pursuant to the Plan shall be in accordance with the terms and limitations of the Conduct Rules of FINRA.
     10. This Plan only relates to the Class R shares of each Portfolio and the fees determined in accordance with paragraph 1 hereof shall be based upon the average daily net assets of the Portfolio attributable to Class R shares. No Portfolio of the Fund shall be responsible for the obligations of any other Portfolio of the Fund.

     IN WITNESS WHEREOF, the Fund and the Distributor have executed this Plan as of the day and year set forth below.
Dated: February 12, 2010

Attest:	Each Fund (listed on Schedule A) on behalf of the Class R Shares of each Portfolio listed on Schedule A

/s/ Melanie Ringold	By:	/s/ John M. Zerr
	Name:	John M. Zerr
	Title:	Senior Vice President

Attest:	Invesco Aim Distributors, Inc.

/s/ Melanie Ringold	By: Name:	/s/ John S. Cooper John S. Cooper
	Title:	President

Schedule A
AIM Counselor Series Trust
Invesco Equally-Weighted S&P 500 Fund
Class R Shares
AIM Investment Funds
Invesco Alternative Opportunities Fund
Class R Shares
Invesco Commodities Strategy Fund
Class R Shares
Invesco FX Alpha Plus Strategy Fund
Class R Shares
Invesco FX Alpha Strategy Fund
Class R Shares
Invesco Pacific Growth Fund
Class R Shares